INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of this 24th day of August, 2010, by and between Persimmon Growth Partners Fund, L.P., a Delaware limited partnership (the “Fund”), and Persimmon Capital Management, LP, a Delaware limited partnership (the “Investment Adviser”).

WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained JD Clark & Company, Inc. (the “Administrator”) to provide administration of the Fund’s operations, subject to the control of the Board of Directors of the Fund;

WHEREAS, the Fund desires to retain the Investment Adviser to render investment advisory services to the Fund, and the Investment Adviser is willing to render such services; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Confidential Private Placement Memorandum for the Fund, dated as of August 24, 2010 (the “Offering Document”).

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.
Duties of Investment Adviser.   The Fund employs the Investment Adviser to manage the investment and reinvestment of the assets of the Fund, and to continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the investments to be purchased or sold, to provide the Administrator and the Fund with records concerning the Investment Adviser’s activities which the Fund is required to maintain, and to render regular reports to the Administrator and to the Fund’s officers and Directors concerning the Investment Adviser’s discharge of the foregoing responsibilities.  The retention of a sub-adviser by the Investment Adviser shall not relieve the Investment Adviser of its responsibilities under this Agreement.

The Investment Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Directors of the Fund and in compliance with such policies as the Board of Directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Fund as set forth in the Offering Document, as amended from time to time, and applicable laws and regulations.

The Investment Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein.  The Investment Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

2.
Fund Transactions.  The Investment Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of the Fund’s investments and is directed to use its best efforts to obtain the best net results as described from time to time in the Offering Document.  The Investment Adviser will promptly communicate to the Administrator and to the officers and the Board of Directors such information relating to the Fund’s investment transactions as they may reasonably request.

It is understood that the Investment Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time in the Offering Document.

3.
Compensation of the Investment Adviser.  For the services to be rendered by the Investment Adviser as provided in Sections 1 and 2 of this Agreement, the Investment Adviser is entitled to receive from persons who purchase Interests of the Fund (“Investors”) an annual advisory fee (the “Advisory Fee”).  The Advisory Fee is equal to 1.00% of the Net Asset Value attributable to the Capital Account of each Investor during the relevant calendar year.  The Investment Adviser’s fee is calculated and accrued monthly, and is paid out to the Investment Adviser quarterly, in arrears.  For purposes of determining the Advisory Fee, net assets will be determined by taking into account net realized gain or loss and the net change in unrealized appreciation or depreciation of net assets.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

4.
Other Expenses.  The Investment Adviser shall pay all expenses of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective clients.  The Fund shall pay all expenses relating to mailing to existing Investors Offering Documents, proxy solicitation materials and reports.

5.
Excess Expenses.  If the expenses for the Fund for any fiscal year (including fees and other amounts payable to the Investment Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Interests of the Fund are qualified for offer and sale, the Investment Adviser shall bear such excess cost.

6.
Reports. The Fund and the Investment Adviser agree to furnish to each other, if applicable, Offering Documents, proxy statements, reports to Investors, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7.
Status of Investment Adviser.  The services of the Investment Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.  The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.
Certain Records.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act which are prepared or maintained by the Investment Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund upon request.

9.
Limitation of Liability of Investment Adviser.  The duties of the Investment Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Investment Adviser hereunder.  The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.  (As used in this Paragraph 9, the term “Investment Adviser” shall include directors, officers, employees and other corporate agents of the Investment Adviser as well as the Fund itself).

10.
Permissible Interests.  Directors, agents, and Investors in the Fund are or may be interested in the Investment Adviser (or any successor thereof) as directors, partners, officers, or otherwise; directors, partners, officers, and agents of the Investment Adviser are or may be interested in the Fund as directors, partners, officers, or otherwise; and the Investment Adviser (or any successor) is or may be interested in the Fund as an Investor or otherwise.  In addition, brokerage transactions for the Fund may be effected through affiliates of the Investment Adviser if approved by the Board of Directors, subject to the rules and regulations of the Securities and Exchange Commission.

11.
License of Investment Adviser’s Name.  The Investment Adviser hereby agrees to grant a license to the Fund for use of its name in the names of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement.

12.
Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Fund or by vote of a majority of the outstanding voting Interests of the Fund; provided, however, that if the Investors of the Fund fail to approve the Agreement as provided herein, the Investment Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules and regulations thereunder.  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.

This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Directors of the Fund or by vote of a majority of the outstanding voting Interests of the Fund on not less than thirty (30) days nor more than sixty (60) days written notice to the Investment Adviser, or by the Investment Adviser at any time without the payment of any penalty, on ninety (90) days written notice to the Fund.  This Agreement will automatically and immediately terminate in the event of its assignment.

As used in this Section 12, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under the Investment Company Act.

13.
Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:  if to the Fund, c/o Persimmon GP, LLC, 1777 Sentry Parkway West, Gwynedd Hall, Suite 102, Blue Bell, PA 19422, Attention: President, and if to the Investment Adviser, 1777 Sentry Parkway West, Gwynedd Hall, Suite 102, Blue Bell, PA 19422, Attention: President.

14.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.
Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

A copy of the Certificate of Limited Partnership of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Directors of the Fund as Directors, and are not binding upon any of the Directors, officers, or Investors of the Fund individually but binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PERSIMMON GROWTH PARTNERS FUND, L.P.

By:      /s/ Gregory S. Horn

Attest:    /s/ Jodi DiFilippo

PERSIMMON CAPITAL MANAGEMENT, LP

By:     /s/ Gregory S. Horn

Attest:    /s/ Jodi DiFilippo